Exhibit 10.1

10th November 2020

R. Scott Herren

Dear Scott,

I’m delighted to offer you a role at Cisco, where you’ll be joining 70,000+ people who are powering an inclusive future for all, people just like you.

If you decide to join us, we offer something exceptional – it’s called Our People Deal. It is all about what Cisco will offer you, and what we ask of you in return. Below you’ll find the beginning of what Cisco has for you.

We’re offering you an exempt position as a Executive Vice President and Chief Financial Officer, Grade Level 940 in Cisco Systems, Inc., subject to the appointment by the Board of Directors of Cisco. You’ll report to me, Chuck Robbins and you’ll start in our San Jose, California, US office.

When you’ll start

We’re planning for you to start on 18-Dec-2020 (hiring date). If this date won’t work for you, please contact Chuck Robbins or Fran Katsoudas with the date you prefer and we can discuss options. You just need to make sure it is at least two weeks after we receive all your signed documents.

What you’ll be paid

•	Your salary will be USD $800,000.00 per year, which equals USD $30,769.23, paid every other week.

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Participation in the Executive Leadership Team Incentive Plan starting in Fiscal Year 2021 (Fiscal Year begins July 26, 2020). You will be eligible to participate in this plan if you meet all the eligibility requirements as stated in the plan summary. Your Bonus Target is 160% of your base salary for the current fiscal year and will be pro-rated based on the time that you are employed during the fiscal year.

•	You will be eligible to participate in the Deferred Compensation Plan and you will receive enrollment materials after you commence employment.

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To welcome you to the team, we’ll also give you a sign-on bonus of USD $8,000,000.00. This is taxable. We’ll pay you the sign-on bonus within 30 days after your first day. If you voluntarily terminate your employment for any reason or if your employment is terminated for Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan (the “2005 Plan”)) within twenty-four months of your start date, you must repay the sign-on bonus on a pro-rated basis.

A copy of the Sign-On Bonus Acknowledgment Clause has been included below for your review and signature.

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Subject to approval by the Compensation Committee of Cisco Systems, Inc. (“Committee”), you will receive a Cisco new hire equity award with an approximate grant date fair value of USD $6,000,000, which will be comprised of performance-based restricted stock units with an approximate grant date fair value of USD $3,600,000 and time-based restricted stock units with an approximate grant date fair value of USD $2,400,000, in each case under the 2005 Plan.

Your new hire performance-based restricted stock units will be subject to the same terms and conditions as the annual performance-based restricted stock units that were made to similarly situated executives in fiscal 2021. Your performance-based restricted stock units will vest, if at all, on November 10, 2023, subject to your continuous service through such date and the Compensation and Management Development Committee of the Board (the “Committee”) determining the extent to which certain performance goals have been achieved. 50% of the performance-based restricted stock units will vest, based on the average of Cisco’s operating cash flow and EPS for fiscal 2022 and fiscal 2023. 50% of the performance-based restricted stock units will vest, based on Cisco’s two and one-half year relative total shareholder return for Q3 of fiscal 2021 (January 25, 2021) through fiscal 2023 using the S&P 500 Index.

Your new hire time-based restricted stock units will vest over four years with 25% of your restricted stock units vesting at the first company defined vesting date following the one-year anniversary from the grant date with 6.25% vesting quarterly thereafter, subject to your continuous service through each vesting date.

Your new hire performance-based restricted stock units and time-based restricted stock units shall also be subject to further terms and conditions set forth in your grant agreements that will be provided to you by Cisco. You will receive a notification from Global Stock Plan Services asking you to accept your grant agreements.

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Subject to approval by the Compensation Committee of Cisco Systems, Inc. (“Committee”), you will receive a Cisco sign-on equity award with an approximate grant date fair value of USD $10,000,000, which will be comprised of performance-based restricted stock units with an approximate grant date fair value of USD $4,000,000 and time-based restricted stock units with an approximate grant date fair value of USD $6,000,000, in each case under the 2005 Plan.

Your sign-on performance-based restricted stock units will be subject to the same terms and conditions as the annual performance-based restricted stock units that were made to similarly situated executives in fiscal 2021. Subject to your continuous service through the applicable vesting dates and the Compensation and Management Development Committee of the Board (the “Committee”) determining the extent to which certain performance goals have been achieved:

○	50% of the performance-based restricted stock units will vest, if at all, on November 10, 2022, based on Cisco’s operating cash flow and EPS for fiscal 2022, and
○	50% of the performance-based restricted stock units will vest, if at all, on November 10, 2023, based on Cisco’s operating cash flow and EPS for fiscal 2023.

Your sign-on time-based restricted stock units will vest over two years with 50% of your restricted stock units vesting at the first company defined vesting date following the one-year anniversary from the grant date with 12.50% vesting quarterly thereafter, subject to your continuous service through each vesting date.

Your sign-on performance-based restricted stock units and time-based restricted stock units shall also be subject to further terms and conditions set forth in your grant agreements that will be provided to you by Cisco. You will receive a notification from Global Stock Plan Services asking you to accept your grant agreements.

What happens next?

Scott, please signify your acceptance of our offer by signing and emailing the offer and the attached declaration to [                ], on or before the acceptance deadline of seven days following the date of this letter. If you accept the offer, you’ll get access to our hiring portal, “My Documents Space”, where you’ll find more about what you need to get started on your Cisco career journey.

Get in touch if you have any questions. Reach out to me personally, or your recruiter, who is also a great source of information. It’s been a pleasure getting to know you, Scott. I look forward to having you on our team!

Welcome to Cisco!

Chuck Robbins

Chairman and Chief Executive Officer

Terms and Conditions

Before you start:

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Work Authorization: This offer is contingent upon proof of your right to work in UNITED STATES. If you require sponsorship by Cisco to obtain work authorization, you must let your recruiter know immediately. Also, please be aware not every position or individual qualifies for visa sponsorship.

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Background Verification: This offer of employment and any consequent employment relationship is contingent upon a satisfactory background verification. We’re assuming that the education and employment history you provided is accurate. Any false information provided by you or at your request may result in immediate termination of your employment with no compensation to you.

•	Possible Delay to Start Date: If your background check or work authorization are delayed, we’ll likely need to postpone your start date.

•	Conflicts of Interest: An attached form explains the policy. Once you’ve read it, if you think that working with us could create a conflict of interest, you should immediately contact [ ] or [ ].

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You acknowledge and agree that, during the entirety of your employment, you will comply with the Cisco Code of Business Conduct (“COBC” for short) and related policies (as may be amended by Cisco from time to time). The COBC explains our Company’s ethical values and culture, and the current version can be found at: https://investor.cisco.com/investor-relations/governance/code-of-conduct/default.aspx

A few last things to note

This offer is not a guarantee. While we certainly hope that you’ll have a long and successful career with us, employment with Cisco is employment at-will. That means both you and Cisco can end the employment relationship at any time, with or without cause or notice. In accepting this offer, you agree to everything specified in this letter and attached documents, not to what your recruiter, hiring manager, or others at Cisco may have communicated before.

Once you’ve signed it, the terms of this agreement can only change if there is subsequent written agreement from Cisco signed by you.

Sign here to signify you accept this offer on the terms above:

/s/ R. Scott Herren R. Scott Herren Start Date: 18-Dec-2020	11 Nov 2020 Date

The Following must be returned for your acceptance to be complete:

• Signed Clauses (if applicable)

For Official Use Only:

SIGN-ON BONUS ACKNOWLEDGMENT CLAUSE

I have read and understand the Cisco Systems, Inc. Sign-On Bonus Policy. I further understand that I have not earned the Sign-On Bonus that I have received until I have completed twenty-four months of employment. If within the first twenty-four months of my start date, I voluntarily terminate my employment for any reason or if my employment is terminated for Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan and determined by the Committee in a consistent and reasonable manner), I must repay the Sign-On Bonus on a pro-rated basis. The amount that I must repay will be determined by multiplying (i) $8,000,000 by (ii) the number of full months remaining until the twenty-fourths month anniversary of my start date divided by 24. For purposes of this letter agreement, with respect to the repayment obligation for the sign-on bonus, termination on account of death or disability shall not be deemed “voluntary” or “for cause”. “Disability” means that I am classified as disabled under a long-term disability policy of the Company or, if no such policy applies, I am unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

For example, if I terminate employment with Cisco after 6 months, I agree to repay Cisco USD $6,000,000.00 (18/24 of USD $8,000,000.00). If I terminate employment with Cisco after 18 months, I agree to repay Cisco USD $2,000,000.00 (6/24 of USD $8,000,000.00). If my employment with Cisco terminates prior to two years of service, I will execute an authorization at the time of termination of my employment authorizing Cisco Systems, Inc. to withhold from my final paycheck any Sign-On Bonus reimbursement due to Cisco Systems, Inc. as described above, unless otherwise restricted by local law. In the event the reimbursement amount I owe Cisco Systems, Inc. is greater than the amount of my final paycheck, I agree to pay the balance in full to Cisco Systems, Inc. within thirty (30) days of my termination date.

I understand the amount to be repaid will be the full amount, unreduced by any withholding or deduction. However, if the repayment occurs in the same calendar year in which it was paid to me, the amount I am required to repay shall be reduced by the amount of any federal, state, city or other local income taxes actually withheld and the Company shall seek a refund from the applicable taxing authority.

/s/R. Scott Herren R. Scott Herren	11 Nov 2020 Date